EXHIBIT 99

Restaurant Brands International Announces Leadership Changes to Support Long-Term Growth
Sami Siddiqui Appointed Chief Financial Officer
Thiago Santelmo Appointed President of International
Jeff Klein Appointed President of Popeyes US and Canada

Toronto, March 14, 2024 – Josh Kobza, Chief Executive Officer of Restaurant Brands International Inc. (“RBI”, “Company”) (TSX: QSR) (NYSE: QSR) (TSX: QSP) today announced leadership team changes to support the Company’s long-term growth outlook of reaching a minimum of 40,000 restaurants, $60B in system-wide sales and $3.2B in Adjusted Operating Income by 2028.

Sami Siddiqui has been appointed Chief Financial Officer, succeeding Matt Dunnigan who is leaving the company. Jeff Klein has been appointed as President of Popeyes US and Canada, succeeding Mr. Siddiqui who has led the brand for nearly four years. Thiago Santelmo has been appointed President of International. Mr. Santelmo succeeds David Shear, who will remain with the Company for a year as an advisor and assist in the transition. Today’s leadership changes are effective immediately and a new President of EMEA and Chief Marketing Officer (“CMO”) for Popeyes will be named at a later date.

“Sami, Thiago and Jeff are proven, valuable leaders in the company and I’m looking forward to working with them as we deliver on our next phase of growth,” said Mr. Kobza. “Sami has deep finance and operational experience which makes him a great partner to our Presidents as we deliver on our growth plans across the company. Thiago has spent his career building master franchisee relationships and working closely with them to develop new markets. This will serve him well as we accelerate net restaurant growth internationally in the coming years. Jeff has two decades of marketing and consumer insight experience with large, well-known brands, and will bring this guest-centered approach to making Popeyes ‘Easy to Love’ across the US and Canada,” continued Mr. Kobza.

Mr. Siddiqui has been at RBI for eleven years, including eight years as brand President for Popeyes in Miami, all of our brands in the Asia Pacific region and Tim Hortons in Toronto. Under his leadership, Popeyes has achieved record levels of sales, restaurant growth, and profitability, recently solidifying the brand as the #2 fried chicken player in the US. Mr. Siddiqui initially joined the Company as head of finance and investor relations before becoming Brand CFO for Tim Hortons and later Burger King. Prior to joining the Company, Mr. Siddiqui worked at Blackstone and has an MBA from Harvard Business School.

Mr. Santelmo joined the Company eleven years ago, focusing on growth in Latin America as General Manager and then subsequently President for the region. Mr. Santelmo has also been a leader of the Company’s growth in the EMEA region, focusing on new country entries, developing new master franchisee partnerships and has served as President of the region for the last two years. Mr. Santelmo has an MBA from Harvard Business School.

Mr. Klein joined the Popeyes leadership team two years ago as Chief Marketing Officer and brings 25 years experience in marketing and consumer insights. Mr. Klein previously was CMO for Little Caesars Pizza and spent 15 years at PepsiCo in senior marketing positions, including Senior Vice President and CMO for PepsiCo Foodservice. Mr. Klein is known for driving product innovation and integrating brand marketing campaigns with strong operational execution.

“I want to thank David and Matt for their years of service in building our Company and restaurant brands. David established a strong network of global franchisees and dedicated franchise support infrastructure, which has contributed to the exciting growth of our international business over the past decade. He has been a great partner and will be a valued strategic advisor to Thiago. Matt secured a strong capital structure and developed a balanced capital allocation framework that now supports the investments you have been seeing us make in our brands. As a result of David and Matt’s leadership over the years, we are very well set up for our next period of growth,” concluded Mr. Kobza.

About Restaurant Brands International Inc.
Restaurant Brands International Inc. is one of the world's largest quick service restaurant companies with over $40 billion in annual system-wide sales and over 30,000 restaurants in more than 120 countries and territories. RBI owns four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES®, and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities. To learn more about RBI, please visit the company’s website at www.rbi.com.

Contacts
Investors: investor@rbi.com
Media: media@rbi.com

Forward-Looking Statements
This press release contains certain forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. These forward-looking statements include statements about our expectations regarding the ability for the new leaders to support the Company’s long-term growth targets including: reaching 40,000 restaurants, $60 billion in system-wide sales and $3.2 billion of Adjusted Operating Income by 2028. The factors that could cause actual results to differ materially from RBI's expectations are detailed in filings of RBI with the Securities and Exchange Commission and applicable Canadian securities regulatory authorities, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI's ability to successfully implement its domestic and international growth strategy and risks related to its international operations; risks related to unforeseen events such as pandemics, geopolitical conflicts and macroeconomic conditions; risks related to RBI's ability to compete domestically and internationally in an intensely competitive industry; effectiveness of RBI's marketing and advertising programs and franchisee support of these programs; risks related to the supply chain; risks related to our franchisees financial stability and their ability to access and maintain the liquidity necessary to operate their business; risks related to our fully franchised business model; risks related to technology; evolving legislation and regulations in the area of franchise and labor and employment law; our ability to address environmental and social sustainability issues and changes in laws and regulations or interpretations thereof. Other than as required under U.S. federal securities laws or Canadian securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, change in expectations or otherwise.